Exhibit 99.1

                        Wellsford Real Properties, Inc.
               535 Madison Avenue, 26th Floor, New York, NY 10022
                       212-838-3400    Fax 212-421-7244

FOR IMMEDIATE RELEASE:
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                         WELLSFORD REAL PROPERTIES, INC.
                       $25 MILLION MEZZANINE LOAN PREPAID
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NEW YORK, October 2, 2003--Wellsford Real Properties, Inc. (AMEX: "WRP")
reported that a $25 million mezzanine loan was prepaid on September 30, 2003. Upon prepayment, WRP received a yield maintenance penalty of approximately $4.4 million which will be included in interest revenue for the third quarter 2003. As a result of this prepayment, interest revenue, total revenue and net income for WRP's consolidated statement of operations for the fourth quarter 2003 will be $767,000 less than would otherwise be expected and approximately $3 million less for future annual periods through May 2006.

The loan was originated in April 1997 by WRP and a predecessor of Fleet National Bank for $80 million to owners of equity interests in the 1.8 million square foot office building located at 277 Park Avenue in New York City. At that time, WRP advanced $25 million, its share of the $80 million loan. The loan bore interest at 12.00% per annum and was due in May 2007.

Jeffrey H. Lynford, Chairman of the Board, stated, "This was a profitable investment for WRP, but in this interest rate environment, coupled with the increasing profitability of the building's operations, it was only a matter of time before the borrower sought cheaper financing. WRP's cash is currently approximately $80 million or over $12.00 per share."

Wellsford Real Properties, Inc. is a real estate merchant banking firm organized in 1997 and headquartered in New York City which acquires, develops, finances and operates real estate properties and organizes and invests in private and public real estate companies.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Therefore, actual results could differ materially from those projected in such statements.

Press Contact:    Mark P. Cantaluppi
                  Wellsford Real Properties, Inc.
                  Vice President, Chief Accounting Officer & Director of
                    Investor Relations
                  (212) 838-3400